Exhibit 5.1

May 20, 2009

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

Gentlemen:

I am the Vice President – Legal, Assistant General Counsel and Assistant Secretary of YRC Worldwide Inc., a Delaware corporation (the “Registrant”), and in such capacity, I have acted as counsel for the Registrant in connection with the registration under the Securities Act of 1933 of 16,635,273 shares of the Registrant’s common stock, par value $1.00 per share (the “Shares”), of which 11,394,758 shares are issuable upon the exercise of options granted pursuant to the YRC Worldwide Inc. Union Employee Option Plan and 5,240,515 shares are issuable upon the exercise of options granted pursuant to the YRC Worldwide Inc. Non-Union Employee Option Plan (collectively, the “Plans”).

In connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Certificate of Incorporation of the Registrant, as amended, the Bylaws of the Registrant, as amended, the Plans, the records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contained herein. I also have examined the Registrant’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission with respect to the Shares (the “Registration Statement”).

I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares, when issued in accordance with the terms of the Plans, will be duly and validly issued, fully paid and nonassessable.

The opinions expressed herein relate solely to, are based solely upon, and are limited exclusively to, the laws of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jeff P. Bennett